                                                                      EXHIBIT 23




The Board of Directors
The Home Depot, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-72016, 333-62318, 333-62316, 333-56724, 333-56722, 333-91943, 333-38946,
333-85759, 333-61733, 333-56207, 33-46476, 33-22531, 33-22299, 033-58807,
333-16695, 333-01385) on Form S-8 and (Nos. 333-81485, 333-03497) on Form S-3 of
The Home Depot, Inc. of our report dated February 26, 2002, relating to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of February 3, 2002 and January 28, 2001, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended February 3, 2002, which report is incorporated by reference in the February 3, 2002 annual report on Form 10-K of The Home Depot, Inc.



/s/ KPMG
Atlanta, Georgia
April 19, 2002